Exhibit 19.1

Last Updated October 2024
POLICY ON INSIDER TRADING AND TIPPING
INTRODUCTION
In the normal course of business, officers, directors and employees of James River Group Holdings, Ltd. (“Company”) and its subsidiaries may come into possession of significant, sensitive information. This information is property of the Company; you have been entrusted with it. In particular, you may not seek to profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit. The purpose of this Policy is both to inform you of your legal responsibilities in this area and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely.
Material Nonpublic Information
What constitutes “material nonpublic information” is described generally below and is defined more specifically with additional examples in Section III of the Policy. Information is “material,” if it is a fact that a reasonable investor would likely consider important when making a decision to buy, hold or sell a security, or would significantly affect the market price of the security. Generally, if you learn something that leads you to want to buy or sell shares, that information will be considered material. It is important to keep in mind that material information need not be certain information. Information that something is likely to happen, or even just that it may happen, can be considered material. For example, if you found out that a prototype of a new product was a success, from which you inferred a new product might be launched successfully, you would probably be in possession of material information. So, too, if you learned that the Company was negotiating to acquire another company, even though there was not yet a firm agreement.
“Nonpublic” information is any information that is not reasonably accessible to the investing public. Once the Company releases information through public channels (for instance, a press release), it may take a few additional days for it to be broadly disseminated.
Insider Trading Laws
Trading in securities on the basis of material nonpublic information is a crime. A Securities and Exchange Commission (“SEC”) Rule states that trading is “on the basis of” material nonpublic information if you are aware of the material nonpublic information when you purchase or sell securities. Insiders convicted of insider trading are punishable by criminal fines and penalties of up to $5,000,000 and 20 years in jail. In addition, the SEC may seek a civil penalty of up to three times the profits made or losses avoided from the trading. Insiders who trade must also disgorge any profits made and are often subjected to an injunction against future violation. Finally, insiders who trade may be subjected to monetary liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face civil penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading. Employers and other controlling persons may also be subjected to monetary liability in private lawsuits.
Thus, it is important both to you and the Company that insider trading violations not occur. You should be aware that stock market surveillance techniques are very sophisticated, and the chance that federal authorities will detect and prosecute even small levels of insider trading is a significant one. The risk is simply not worth taking.
Trading and Tipping
As an officer, director or employee, you may not seek to benefit personally by buying or selling shares while in possession of material nonpublic information that you have learned as a result of your relationship with the Company. This rule applies, of course, to trading in the Company’s own securities. It also applies to trading in the securities of other companies with which the Company is engaged in business or proposed to engage in business if you learn something in the course of your employment or relationship with us that might affect their value. For instance, if you learned that the Company was about to enter into a major contract with ABC Corporation, it would probably be an insider trading violation to buy ABC securities. Even if you learned something about ABC while on a call with ABC, buying or selling ABC stock might well be considered illegal.
The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss or decline in value based on bad news). Keep in mind also that under an SEC regulation, the mere fact that you are aware of material nonpublic information is enough to bar you from trading. It is no excuse that your reasons for trading were not based on that information.
Besides your obligation to refrain from trading while in possession of material nonpublic information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that might permit them to make a profit or avoid a loss. When tipping occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality.
Individual Responsibility
You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. You must not engage in illegal trading and must avoid the appearance of improper trading. You are responsible for making sure that you comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above under “Insider Trading Laws”, and in Section V, “Violations” below.
POLICY
It is against Company policy to engage in any prohibited activity under this Policy, as such activities may be considered unlawful trading or tipping under the securities laws, whether in the Company’s securities or the securities of another company with which the Company does business, with information gained as a result of your employment or relationship with the Company. Persons violating this policy will be subject to sanctions by the Company up to and including immediate termination of employment. It is also Company policy that any investing that you do in Company securities be on a “buy and hold” basis. Frequent trading, or short-term speculation, is improper.
It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material non-public information relating to the Company.
I.Scope
A.Persons Covered
This Policy covers all directors, officers and employees (including temporary employees) of the Company and its subsidiaries, their immediate family members and any entities such as trusts, partnerships, or corporations over which they have or share voting or investment control (collectively referred to as “Insiders”). The term “immediate family members” shall mean a director, officer or employee’s spouse, minor children and adult family members residing with them (including a child away at college or stepchildren), other family members who are financially dependent on a director, officer or employee, and any other person whose transactions in the Company’s securities are directed by a director, officer or employee or are subject to their influence or control, such as parents or children who consult with a director, officer or employee before they trade in Company securities. Transactions by immediate family members shall be treated for the purposes of this Policy as if it were for the director’s, officer’s or employee’s own account, and therefore, immediate family members of directors, officers or employees should make their immediate family members aware of the need to confer with them before the immediate family member trades in Company securities. This Policy also applies to observers to the Company’s board of directors (the “Board”), as well as outsiders such as consultants and contractors whom the Compliance Officer (as defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company.

This Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) that has a director representative or observer to the Board if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the entity’s director representative on, or observer to, the Board has represented to the Company that such director’s or observer’s affiliated entity: (a) is engaged in the investment of securities in the ordinary course of its business; (b) has established insider trading controls and procedures in compliance with applicable securities laws; and (c) is aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
B.Transactions Covered
The Policy applies to any and all transactions in the Company’s securities, including its common shares, share options and any other type of securities that the Company may issue from time to time, such as preferred shares, bonds, debentures and warrants, as well as any forms of derivative securities relating to the Company’s shares, whether or not issued by the Company. This Policy also applies to transactions in securities of any other company with which the Company is engaged in business or proposes to engage in business, or a company that the Company engages or proposes to engage in a corporate transaction such as a merger, acquisition, sale, joint venture or similar strategic transaction (any such company, a “Business Partner”), where in the course of working for the Company, the Insider has obtained material nonpublic information with respect to such Business Partner. All Insiders should treat material non-public information that they possess or of which they are aware about the Company’s Business Partners with the same care required with respect to information related directly to the Company.
C.Delivery to Covered Persons
The Policy is being delivered to all directors, officers, employees and designated outsiders and will be delivered to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company and/or its subsidiaries.

D.Restricted Persons
Certain Insiders, by virtue of their position(s) with the Company, are presumed to be in possession of, or have ready access to, nonpublic material information (all such persons being referred to as “Restricted Persons”). These persons include all directors and executive officers of the Company and any other Section 16 Individuals (as defined below), finance and accounting employees involved in the preparation of the Company’s financial statements or earnings release, any employees that directly report to the Chief Executive Officer of the Company, Chief Financial Officer of the Company, or President of each of the Company’s segments and any other employees designated by the Compliance Officer (as defined below). The Compliance Officer will maintain a list of Restricted Persons at all times. Additional officers, senior employees and others may be added to the Restricted Persons’ list or removed from the Restricted Persons’ list based upon their position with the Company at such time. The Compliance Officer will notify any such person of their addition to the Restricted Person list or removal therefrom. All Restricted Persons must comply with the pre-approval requirements set forth in Section IV.B prior to trading in or making gifts of the Company’s securities.
E.Section 16 Individuals
Directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) by virtue of their position(s) with the Company are subject to additional limitations on trading under Section 16 (all such persons being referred to as “Section 16 Individuals”). Section 16 Individuals must comply with the Section 16 restrictions in addition to the Trading Policies and Procedures of Section IV below (including the trading pre-approval requirements applicable to Restricted Persons).
II.Insider Trading Compliance Officer
The Company has designated the Chief Legal Officer and Chief Financial Officer of the Company as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit proposed trades or transfers by Restricted Persons. Restricted Persons should submit the Form attached as Attachment A for approval of any proposed trades or transfers at least one business day prior to their intended trade date. Additionally, any Insider proposing to enter into a 10b5-1 Plan (as defined in Section IV.C) shall submit the plan to the Compliance Officer for approval in accordance with the procedures set forth in Section IV.C.
Proposed transactions by a Compliance Officer shall be subject to the approval of the Company’s Chief Executive Officer. The Chief Executive Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

III.Definition of “Material Nonpublic Information”
A.“Material” Information
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that would be deemed “material,” the following types of information, whether originating from the holding company or a subsidiary, ordinarily would be considered material:
•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Company projections and strategic plans.
•Potential mergers and acquisitions or the sale of Company or subsidiary assets, including in connection with any exploration of the Company’s strategic alternatives.
•Significant changes or developments in products or product lines.
•Significant losses or adverse development under our insurance policies.
•Addition or loss of a material broker or agent.
•Actual or threatened major litigation or government investigations, or the resolution of the same.
•Share splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Purchases or redemptions of the Company’s own securities.
•Significant changes in senior management.
•A significant cybersecurity incident.
•The imposition of an event-specific restriction on trading in Company securities or the extension or termination of such restriction

B.“Nonpublic” Information
Material information is “nonpublic” if it has not been widely disseminated by the Company to the public through major newswire services, national news services, financial news services or a filing with the Securities and Exchange Commission. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the expiration of forty-eight hours following the Company’s first widespread public release of the information. Announcements by a party in a transaction with the Company, rumors or other unofficial statements in the press or marketplace do not constitute public disclosure.
C.Consult the Compliance Officer for Guidance
Any Insiders who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities. Additionally, any Insider that is unsure whether they are also a Restricted Person subject to the trading pre-approval requirements set forth in Section IV.B., should consult the Compliance Officer.
IV.Trading Policy and Procedures
A.Prohibited Activities
Except as permitted under Section IV.C below:
1.No Insider may trade in (buy or sell) Company securities while possessing material nonpublic information concerning the Company. The prohibition against trading while in possession of material nonpublic information applies to all Insiders and even during the “trading windows” described below. Persons possessing such information may trade during a trading window only after the expiration of forty-eight hours following the Company’s widespread public release of the information.
2.No Insider may trade in Company securities outside of the applicable “trading windows” or during any special trading blackout periods designated by the Compliance Officer. A trading window is the period beginning forty-eight hours following the Company’s widespread public release of quarterly or year-end earnings and ending at the close of trading on the fifteenth day (or, if this is not a trading day, the immediately preceding trading day) of the last calendar month of each fiscal quarter in which the earnings are released. (For example: assuming first fiscal quarter earnings are announced in the third week of April, the trading window would begin forty-eight hours following the announcement and would end on June 15th.) The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities by an Insider outside of the applicable trading windows (but not during special blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section IV.B.2 below.
3.No Restricted Person may trade in or make a gift of Company securities unless the trade or gift, as applicable, has first been approved by the Compliance Officer in accordance with the procedures set forth in Section IV.B below.
4.The Compliance Officer may not trade in or make a gift of Company securities unless the trade has been approved by the Chief Executive Officer in accordance with the procedures set forth in Section IV.B below.
5.No Insider may “tip” or disclose material nonpublic information concerning the Company or its subsidiaries to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and specifically authorized by the Chief Executive Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
6.No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from ever giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.
7.No Insider shall engage in any short sale of Company securities, or establish or use a margin account with a broker-dealer for the purpose of buying or selling Company securities or otherwise pledge any Company securities. Insiders are also prohibited from trading in exchange-traded options, other derivative securities, or engaging in hedging or monetization transactions or similar arrangements with respect to Company securities.

8.No Insider may (a) trade in the securities of any Business Partner while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any Business Partner to anyone or (c) give trading advice of any kind to anyone concerning any Business Partner while possessing material nonpublic information about that company.
9.No Insider may trade in Company securities during any special blackout periods that the Compliance Officer may designate even though all or a portion of the blackout period may fall within a trading window. No Insider may disclose to any outside third party that a special blackout period has been designated.
B.Procedures for Approving Trades and Gifts by Restricted Persons
1.Except as permitted under Section IV.C below, no Restricted Person may trade in Company securities until
a.the Restricted Person proposing to trade has notified the Compliance Officer in writing no later than one business day prior to the proposed trade date, by submission of the form attached as Attachment A (the “Stock Trade Request”): (i) of the amount and nature of the proposed trade and (ii) that he or she is not in possession of material nonpublic information concerning the Company;
b.the Restricted Person proposing to trade, if also a Section 16 Individual, has certified to the Compliance Officer in writing that the proposed trade does not trigger any short swing profits under Section 16 of the Exchange Act and, if applicable, will be conducted in accordance with Rule 144 under the Securities Act of 1933 (“Securities Act”); and
c.the Compliance Officer has approved the trade by countersigning the Stock Trade Request and returned it to the Restricted Person.
2.The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows applicable to Insiders, but not designated special blackout periods, due to financial hardship or other hardships only after the Insider proposing to trade has notified the Compliance Officer in writing of the circumstances of the hardship, the amount and nature of the proposed trade and, taken such other actions as the Compliance Officer may reasonably require. For Restricted Persons, compliance with all of the conditions of Section IV.B.1 must be satisfied prior to the Compliance Officer’s consideration of the request. In no event, however, will trading outside a trading window be approved when the Insider proposing to trade is in possession of material nonpublic information.

3.In order to avoid the appearance of impropriety, gifts of Company securities by Restricted Persons are also subject to the pre-clearance procedures set forth below. Except as permitted in this Section IV.B.3, no Restricted Person may make a gift of Company securities until:
a.the Restricted Person proposing the gift has notified the Compliance Officer in writing no later than one business day prior to the proposed gift: (i) of the amount and nature of the proposed gift, (ii) the identity of the proposed recipient, (iii) if the proposed recipient is not a natural person, whether the Restricted Person is a member of the governing body or an officer or trustee of the recipient, or has a material role in investment decisions of the recipient, and (iv) whether the Restricted Person has knowledge as to whether the recipient intends to sell the securities promptly upon receipt of the gift; and
b.the Compliance Officer has approved the proposed gift in writing.
4.The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades or gifts requested by the Insider, including hardship applicants. The Compliance Officer may reject any trading or gift requests in his or her sole and reasonable discretion. Additionally, if any approved trade or gift is not executed within two trading days following the date of receipt of approval, then the Insider shall not be permitted to engage in a trade, until new approval is obtained from the Compliance Officer in accordance with the requirements of this Section IV.B.
C.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of material nonpublic information, without regard to the provisions of Sections IV.A and IV.B of this Policy, if the Insider obtains the Compliance Officer’s approval for the Rule 10b5-1 Plan.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1, and be entered into during a trading window or outside a special trading blackout period. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions).
Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval ten business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Any modification of a 10b5-1 Plan is the equivalent of entering into a new 10b5-1 Plan and cancelling the old plan, and therefore also must be approved in advance by the Compliance Officer.
D.Equity Incentive Plans
The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of share options or vesting of restricted share units granted by the Company, but not to the acquisition of securities through such exercises or vesting or the withholding of shares by the Company for any director, officer or employee income tax liability incurred in connection with the exercise of share options or vesting of restricted share units or other equity awards.
E.Post-Termination Transactions
Sections I, III, IV A, C (excluding the pre-approval requirement) and D of this Policy continue to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.

F.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
V.Violations
A.Disciplinary Sanctions
Violation of this Policy or federal or state insider trading or tipping laws by any Insider may (i) subject the director to removal from the board of directors and (ii) the officer or employee to disciplinary action by the Company up to and including immediate termination for cause.
B.Reporting Violations
Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
VI.Inquiries
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

Attachment A
STOCK TRADE REQUEST
Instructions:
The Company requires mandatory pre-clearance for all directors and executive officers and others deemed “Restricted Persons” by the Compliance Officer who desire to trade in the common shares of James River Group Holdings, Ltd. (the “Company”). If you have questions in advance of a trade, including whether you are a Restricted Person, please contact the Compliance Officer at InvestorRelations@james-river-group.com. Complete this stock trade request form and email it to InvestorRelations@james-river-group.com at least one business day prior to your intended trade date. Please note that we will act upon your request promptly but cannot guarantee same day turnaround.
Trade Request
I would like to request the following open market transaction (select one):

Select One	Transaction Type	Quantity	Price*
Purchase
Sale
Transfer of beneficial ownership
Option Exercise
Gift
* Trading price or price range in dollars and cents (e.g. specific price or “at market”)
Required Certifying Statement:
By submitting the request to pre-clear a transaction in the Company’s common shares described in this e-mail, I hereby represent and warrant that I am not aware of any material nonpublic information relating to the Company and/or any of its subsidiaries and that this proposed transaction will be effected in full compliance with the Company’s insider trading policies. I understand and acknowledge that information is “material,” if it is a fact that the reasonable investor would likely consider important when making a decision to buy, hold or sell Company securities, and that “nonpublic” information is any information about the Company, its subsidiaries and/or its business that is not reasonably accessible to the investing public. I acknowledge and agree that the Company will rely on my representations set forth above in pre-clearing the transactions described in this form. I agree that I will inform the Company immediately by e-mail directed to its Compliance Officer in the event I become aware of any material nonpublic information before the transaction referred to in this form is effected and I understand that in such event it will be my obligation to inform the brokerage used by me in executing this transaction to discontinue any further trading activities on my behalf. I understand and acknowledge that any violation of the insider trading laws is a serious offense that may subject me to criminal and civil liability and penalties.
I understand that any approval granted for a trade request shall only remain valid for the two trading days following the date of receipt of approval, and if the approved trade is not executed within such timeframe, I am required to seek new approval from the Compliance Officer prior to engaging in any trade.
Additionally, if I am a Restricted Person subject to the requirements of Section 16 of the Exchange Act of 1934, I hereby represent and warrant that the proposed trade (i) does not trigger any short swing profits under Section 16 of the Exchange Act of 1934, and (ii) if applicable, will be conducted in accordance with Rule 144 under the Securities Act of 1933.

Approval:
Signature
Trade approved through:

Printed Name	Request denied.

Signature
Date